Exhibit 99.1

Contact:

Alexis Pascal

Stapleton Communications

650.470.4209

Alexis@stapleton.com

MathStar Announces Departure of CFO

HILLSBORO, Ore., March 20, 2008— MathStar, Inc. (Nasdaq: MATH), a fabless semiconductor company specializing in high-performance programmable logic, today announced that James W. Cruckshank, MathStar’s vice president, administration and chief financial officer, has resigned effective March 31, 2008. Mr. Cruckshank is leaving to become chief accounting officer at a public company that does not compete with MathStar.

Doug Pihl, MathStar’s chairman and CEO, will take on the responsibilities of chief financial officer as the company searches for a new CFO. John M. Jennings, MathStar’s controller since June 2005, will become chief accounting officer and will continue to handle day-to-day financial duties.

About MathStar, Inc.

MathStar is a fabless semiconductor company offering best in class, high-performance programmable logic solutions. MathStar’s field programmable object array (FPOA) can process arithmetic and logic operations at 1 gigahertz clock rates, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit http://www.mathstar.com.